JED Oil Inc.

MANAGEMENT DISCUSSION AND ANALYSIS

The following management discussion and analysis is as of March 31, 2005 and should be read in conjunction with the audited consolidated financial statements of the JED Oil Inc. (”JED”) for the year ended December 31, 2004 and for the period from inception on September 3, 2003 to December 31, 2003, together with accompanying notes.  Discussion with regard to the JED’s 2005 outlook is based on currently available information.  All amounts are stated in United States dollars except where otherwise indicated.

Basis of Presentation - The financial data presented below has been prepared in accordance with United States generally accepted accounting principles (GAAP).  The reporting currency is the United States dollar.

“BOE” Presentation - The term barrels of oil equivalent (boe) may be misleading, particularly if used in isolation.  A boe conversion ratio of 6 thousand cubic feet (mcf) equals 1 barrel (bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  All boe conversion in this report are derived by converting gas to oil in the ratio of six thousand cubic feet of gas to one barrel of oil.

Non-GAAP measurement - Cash flow, expressed before changes in non-cash working capital, is used by the Company to measure and evaluate operating performance and liquidity. Earnings from operations, which is calculated before income taxes and before gains or losses on disposal of assets, is used by the Company to measure and evaluate operating performance.  Cash flow and earnings from operations do not have any standardized meaning prescribed by the United States Generally Accepted Accounting Principles (“GAAP”) and therefore may not be comparable with the calculation of similar measures for other companies.

It is management’s view, based on its communications with investors during events like conference calls, webcasts or road shows, that these non-GAAP measures are most relevant to our investors and shareholders.  Earnings from operations, because it excludes one-time non-recurring events, can provide investors with an undistorted frame of reference when comparing performance from year to year or quarter to quarter.

Cash flow from operations is reconciled to GAAP cash flow in tables included in the management discussion and analysis section.

FORWARD-LOOKING STATEMENTS

In the interest of providing JED’s shareholders and potential investors with information regarding the JED including management’s assessment of JED’s future plans and operations, certain statements contained in this MD&A constitute forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this annual report, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this annual report.

Other sections of this annual report may include additional factors, which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause JED’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. Furthermore, the forward-looking statements contained in this MD&A are made as of the date of this MD&A, and JED does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this MD&A are expressly qualified by this cautionary statement.

Overview

        JED Oil Inc. was incorporated under the laws of the Province of Alberta, Canada on September 3, 2003. We are an oil and natural gas company that has recently commenced operations and plans to develop and operate oil and natural gas properties primarily in western Canada. Since inception our activities have centered on acquisition of equity capital, identification of key employees and evaluation of development prospects.

        We do not anticipate direct property acquisitions but rather we develop the oil and natural gas properties of others under arrangements in which we will finance the cost of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties.  Such arrangements are commonly referred to as "farm-ins."

       In January 2004, we entered into a Farm-in/Joint Venture Agreement with Enterra Energy Trust (NASDAQ: EENC, TSX: ENT.UN) for development of several properties in East Central Alberta.  Under the terms of the agreement, we will spend 100% of the capital costs to earn a 70% working interest in these projects.

On March 31, 2004 we ended our development stage and commenced production. The first day of production occurred in the month of April 2004.

In April 2004, we closed our initial public offering of 1,675,000 shares of common stock and our underwriter’s overallotment option of 225,000 shares of common stock, at a price of $5.50 per share, for gross proceeds of $10,450,000.

In April 2004, all holders of 7,600,000 shares of Series A Convertible Preferred Stock elected to convert their shares into 7,600,000 shares of common stock during the 10-day period following the effective date of our registration statement on April 5, 2004.

On April 6, 2004, our common shares commenced trading on the American Stock Exchange under the symbol “JDO”.

On August 12, 2004, we acquired 250,000 common shares of JMG Exploration, Inc. (representing approximately an 11% equity interest in the total voting share capital of JMG) for cash consideration of $1,000,000.  We are represented by two of the five seats on the JMG Board of Directors.

 JMG has also committed to undertake an initial public offering pursuant to a registration statement for units consisting of one common share and one common share purchase warrant exercisable at a price of $5.00 per share and expiring one year after the issuance date.  Each unit will be priced at no less than $5.10, and 1,900,000 such units will be offered initially to JED shareholders on the basis of one unit for every five shares of JED common stock of held as of February 1, 2005.

On October 21, 2004, we announced the signing of a Farm-in Agreement with Enterra whereby we will develop certain projects related to the properties recently acquired by Enterra through the corporate acquisition of Rocky Mountain Energy Corp. Under the terms of the agreement, we will spend 100% of the capital costs to earn a 65% working interest in these projects.  The first phase of the development program commenced in November 2004.

Mr. Reg Greenslade resigned as our Chief Executive Officer on November 8, 2004 and reassumed his previous role of President and CEO of Enterra.  He continues as Chairman of both Enterra and JED.

Mr. Tom Jacobsen resigned as our President and Chief Operating Officer on November 8, 2004 and assumed the role of Chief Executive Officer vacated by Mr. Greenslade.

Mr. Al Williams joined JED as President on November 8, 2004.  Mr. Williams is a professional geologist with more than 25 years of experience in the oil and gas industry.

As of March 31, 2005, we have 9,516,668 shares of common stock outstanding, stock options to purchase 904,168 common shares and share purchase warrants to acquire 167,500 common shares.

Highlights

SUMMARIZED FINANCIAL AND OPERATIONAL DATA (in $US thousands except for volumes and per share amounts)
	Q4 2004	Q4 2003	Change	Year 2004	Year 2003	Change
Note (1)
Revenue	$553	0	n/a	$1,519	0	n/a
Net Loss	($7,568)	($360)	n/a	($8,547)	($360)	n/a
Per share basic and diluted	($0.80)	-	n/a	($1.21)	-	n/a
Exit production rate (boe per day)	725	-	n/a	725	-	n/a
Average production volumes, since commencing operations (boe per day)	184	-	n/a	168	-	n/a
Cash flow from operations (2)	(1,456)	(50)	n/a	($1,276)	($50)	n/a
Per share – basic and diluted (2)	(0.15)	-	n/a	($0.18)		n/a
Weighted average number of shares outstanding - basic	9,500	-	n/a	7,066		n/a
Crude oil and natural gas liquids ($/per bbl)	$32.39	-	n/a	$33.28		n/a
Natural gas ($/mcf)	$5.67	-	n/a	$5.09		n/a
Production costs ($/boe)	$10.87	-	n/a	$5.27	-	n/a
General and admin. ($/boe) (cash portion)	$112.36	-	n/a	$59.42	-	n/a

(1) We commenced commercial operations during the year ended December 31, 2004 and, therefore, there is no comparative operating information for the period from inception (September 3, 2003) to December 31, 2003.

(2) Both cash flow from operations and earnings from operations are non-GAAP measures.  It is management’s view that this information is relevant for investors. Cash flow from operations is reconciled to GAAP cash flow section of the management discussion and analysis.

QUARTERLY INFORMATION

Quarterly information (In US$ thousand’s, except per unit data)
	Q1 2004	Q1 2003	Q2 2004	Q2 2003	Q3 2004	Q3 2003	Q4 2004	Q4 2003
Production revenue	0	-	$396	-	$570	-	$553	-
				-		-
Loss from operations	($71)	-	$(292)	-	($616)	-	($7,568)	($360)
Per share, basic	-	-	($0.03)	-	($0.06)	-	($0.80)
Per share, diluted	-	-	($0.03)	-	($0.06)	-	($0.80)
		-		-		-
Net loss	($71)	-	($292)	-	($616)	-	($7,568)	($360)
Per share, basic	-	-	($0.03)	-	($0.06)	-	($0.80)	-
Per share, diluted	-	-	($0.03)	-	($0.06)	-	($0.80)	-

2 YEAR SUMMARY

Summarized financial and operational data (in US$ thousand’s except for volumes and per unit amounts)
	Year 2004	Year 2003

Production revenue	$ 1,519	0

Cash flow from operations	($1,276)	($49)
Cash flow from operations per share – basic	($0.18)	-
Cash flow from operations per share – diluted	($0.18)	-

Loss from operations	(8,547)	-
Loss from operations per share - basic	($1.21)	-
Loss from operations per share - diluted	($1.21)	-

Net loss	($8,547)	($360)
Net loss per share - basic	($1.21)	-
Net loss per share -diluted	($1.21)	-

Average number of shares - basic	7,066	-
Average number of shares - diluted	7,066	-

Total assets	$29,033	$20,929
Total long-term debt (including bank debt and capital leases)	Nil	Nil

PRODUCTION REVENUE

We commenced commercial operations during the year ended December 31, 2004 and, therefore, there is no comparative operating information for the period from inception (September 3, 2003) to December 31, 2003.

Production revenue of $1,519,000 represents approximately nine months of commercial operations that commenced in the second quarter ended June 30, 2004.

Production revenue decreased by 3% in Q4,2004 from $570,000 in Q3 to $553,000 in Q4.  All of this decrease is due to commodity pricing as the average price per boe decreased by 4% in Q4 2004..

JED drilled 27 gross (net 12.4) wells in 2004, 4 gross (2.8 net) wells at Sylvan Lake, 8 gross (2.4 net) in Princess, 1 gross (.5 net) in Teepee Creek and the remaining 13 gross (6.7 net) in East Central Alberta.  The 2004 drilling program resulted in 22 gross (10.4 net) oil wells and 2 gross (1.0 net) gas wells for an 92% success rate.

JED’s production in Q4 of 2004 averaged 184 boe/day, consisting of 162 bbls/day of oil and 134 mcf/day of natural gas, for a mix of 88% oil and 12% natural gas.  JED drilled 15 gross wells in Q4, 2004 compared to no wells in Q4, 2003.

Our revenues will be impacted by our future drilling successes and production volumes as well as external factors such as market prices for crude oil and natural gas and the exchange rate of the Canadian dollar relative to the U.S. dollar.

Production income (in US$ thousand’s except for volumes and pricing)
	Q4 2004	Q4 2003	Year 2004	Year 2003

Crude oil and natural gas liquids	483	-	1,413	-
Natural gas	70	-	106	-
Total production revenue	553	-	1,519	-

Volumes
Average oil production since commencing operations (in bbls/day)	162	-	155	-
Average gas production (in mcf/day)	134	-	76	-
Average total production (in boe/day)	184	-	168	-

Exit oil production ( bbls/day)	621	-	621	-
Exit gas production ( mcf/day)	629	-	629	-
Exit total production (in boe/day)	725	-	725	-

Commodity Pricing Benchmarks
West Texas Intermediate (US$/bbl)	43.26	-	41.40	-
Edmonton Par ($/bbl)	50.98	-	52.55	-
NYMEX (US$/mmbtu)	7.18	-	6.09	-
Alberta Spot ($/mcf)	7.57	-	6.79	-

Average Commodity Prices received by JED
Price received per bbl of oil ($/bbl)	$32.39	-	$33.28	-
Price received per mcf of natural gas ($/mcf)	$5.67	-	$5.09	-
Price received per boe ($/boe)	$32.59		$33.07

PRODUCTION EXPENSES

2004 production expenses were $243,000 for the year and $184,000 for Q4 2004. Q4 expense rose by $196,000 from Q3 due to an accrual adjustment booked in Q3 that related to a Q2 entry that created a credit balance in Q3.  There were no production expenses in 2003 as the Company had not commenced operations in 2003.

Production expenses (in US$ thousand’s except for percentages and per boe amounts)
	Q4 2004	Q4 2003		Year 2004	Year 2003
Note (1)
Production expenses	$184	-	-	$243	-
As a percentage of production revenue	33.3%	-	-	16.0%	-
Production expenses per boe	$10.87	-	-	$5.27	-

ROYALTIES

Royalties, which include Crown, freehold and overriding royalties, of $296,000 for the year 2004, decreased in Q4 2004 from $199,000 in Q3 to $35,000 in Q4.

The reduction in Q4 2004 royalties is attributable to a large credit booked in Q4 that related to a prior period.  The credit was due to an over delivery of crown oil volumes to the crown and the credit which was due was received and booked in Q4 2004.

Royalties (in US$ thousand’s except for percentages and per boe amounts)
	Q4 2004	Q4 2003	Year 2004	Year 2003
Note (1)
Royalties, net of Alberta Royalty Tax Credit	$35	-	$296	-
As a percentage of production revenue	6.3%	-	19.5%	-
Royalties per boe	$2.07	-	$6.42	-

GENERAL AND ADMINISTRATIVE EXPENSES

We commenced operations September 3, 2003.  General and administrative expenses were $99,000 for the year 2003 and consisted principally of salaries, legal and consulting expenses associated with incorporation and organizational matters.  The majority of our general and administrative expense related to supporting our commercial operations did not commence until early 2004 and accordingly there is no meaningful comparative information for the period from inception (September 3, 2003) to December 31, 2003.

General and administrative cash expense was $2,740,230 for 2004 and $99,000 in 2003.  The Q4 expense for 2004 increased dramatically from $277,000 million in Q3 to $1,902,000 in Q4.  This Q4 increase was primarily due to a $2,150,000 bonus declared in the quarter for directors, officers, employees and consults of JED.  Seventy five percent of the bonus was charged to administrative expense and twenty five percent was charged to capitalized general and administrative.  The bonus plan was previously approved by shareholders and is directly linked to the market capitalization increase of JED during the year and in managements view, is key to retaining top caliber employees.

Capitalized general and administrative costs were $969,500 for 2004 and represented 25% of gross general and administrative expenses prior to the capitalization. This percentage is consistent with all previous quarters.  The non-cash portion of general and administrative expenses in 2004 of $224,000 and for Q4 2004 of $60,000 relates to stock-based compensation expense for 2004 of the issued and outstanding stock options (see Note 6 of the Financial Statements for details).

General and administrative expenses (in US$ thousand’s except for percentages and per boe amounts)
	Q4 2004	Q4 2003	Year 2004	Year 2003
General and administrative expenses – cash portion	$1,902	$99	$2,740	$99
General and admin. expense – non-cash portion	$60	-	$224
	$1,962	$99	$2,964	$99
As a % of production revenue (cash portion)	344%		180%
G&A expenses per boe (cash portion)	$112.36		$59.42

Stock based compensation.  We have a stock-based compensation program whereby officers, directors and employees are issued stock options as part of their compensation.  We account for the granting of stock options issued under this plan using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).  Under these provisions, the fair value of options granted is charged to expense over the vesting period of the options.  Stock-based compensation expense was $224,000 for the year ended December 31, 2004 and $60,000 for Q4 2004.

DEPLETION AND DEPRECIATION

Depletion and depreciation expense was $4,958,000 for 2004 and increased from $221,000 in Q3 to $4,607,000 in Q4.  The increase is due to a ceiling test write-down of oil and natural gas properties in the amount of $4,178,000.  The depletion and depreciation expense for Q4 2004, prior to the ceiling test write-down, was $420,000, which is a 90% increase from Q3 2004.  The increase in depletion and depreciation is directly attributable to the lower than expected proved reserves due in part to the lower constant price for heavy oil and a lower than anticipated prove reserves.

Depletion and depreciation expense (in US$ thousand’s except for percentages and per boe amounts)
	Q4 2004	Q4 2003	Year 2004	Year 2003
Note (1)
Depletion and depreciation expense	$4,607	-	$4,958	-
As a percentage of production revenue	833.3%	-	326.4%	-
Depletion and depreciation expense per boe	$272.15	-	$107.51	-

Stock based compensation.  We have a stock-based compensation program whereby officers, directors and employees are issued stock options as part of their compensation.  We account for the granting of stock options issued under this plan using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”).  Under these provisions, the fair value of options granted is charged to expense over the vesting period of the options.  Stock-based compensation expense was $224,000 for the year ended December 31, 2004

Foreign exchange loss.  We incurred a foreign exchange loss of $1,089,000 for the year ended December 31, 2004 primarily as a result of the strengthening of the Canadian dollar relative to the U.S. dollar since the beginning of the year. We held approximately $8 million in cash denominated in the U.S. dollar, which we are preserving for future oil and gas development, possibly in the United States.  As a significant portion of our operations and our headquarters are in Canada, our functional currency is the Canadian dollar. However, since the majority of our shareholder base is resident in the United States we have chosen the U.S. dollar as our reporting currency.  Under accounting and reporting rules reflected in Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, monetary assets and liability items are converted to our functional currency at the exchange rate in effect at the balance sheet date with any gains or losses recorded in the statement of operations. Under those same accounting and reporting rules, we then translate our functional currency results to our reporting currency, being the U.S. dollar.  Upon translation of our functional currency financial statements to our reporting currency in U.S. dollars, the cumulative gains or losses over time are aggregated in the account “Accumulated other comprehensive income” and are reported in the Shareholders’ Equity of the balance sheet, in our reporting currency.  Due to the strengthening of the Canadian dollar relative to the U.S. dollar, this gives rise to a foreign exchange loss as a result of holding approximately $8 million in U.S. dollars cash.

We will continue to experience fluctuations in the Canadian currency rates relative to the U.S. currency and will report a gain or loss depending on their relative rates and the amount of monetary items we have denominated in US. dollars, at any given time.

INCOME AND CAPITAL TAXES

We had a net loss for 2004 and 2003 and recorded no income tax expense credit for the year.

(in US$ thousand’s)	Year 2004	Year 2003
Income tax expense	$ -	$ -
Combined federal and provincial income tax rate	38.87%	40.62%
Actual tax rate as a percentage of net earnings	0%	0%

Estimated tax pools at December 31
Non-capital loss carry-forward	6,700	52
Canadian oil and gas property expense (COGPE)	4	-
Canadian exploration expense (CEE)	4,614	-
Canadian development expense (CDE)	759	-
Undepreciated capital cost (UCC)	2,221	-
Share issue costs	1,786	-
	$ 16,084	$ 52

EARNINGS

Both loss from operations and net loss are presented below.  We commenced commercial operations during the year ended December 31, 2004 and, therefore, results of operations for the period from inception (September 3, 2003) to December 31, 2003 includes only interest income, foreign exchange loss and general and administration expenses. The loss for 2004 includes a $1,000,000 write-down of the book carrying value of our investment in JMG (see note 5 to the audited consolidated financial statements), as well as a foreign exchange loss of $1,089,000.

Earnings (in US$ thousand’s except for per unit amounts)
	Q4 2004	Q4 2003	Year 2004	Year 2003
Loss from operations	($7,568)	($360)	($8,547)	($360)
Income taxes	-	-	-	-
Net loss	($7,568)	($360)	($8,546)	($360)

Loss from operations as a percentage of revenue	(1,369%)		563%
Earnings from operations on a per boe basis	($447)		($185)

Per share information
Loss from operations per share	($0.80)		($1.21)
Net loss per share	($0.80)		($1.21)
Average number of shares outstanding	9,500		7,066

CASH FLOW FROM OPERATIONS

We commenced commercial operations during the year ended December 31, 2004 and, therefore, there is no results of operations for the period from inception (September 3, 2003) to December 31, 2003.

It is management’s view that cash flow from operations is a useful measure of performance and a good benchmark when comparing results from year to year or quarter to quarter.  Cash flow from operations is a non-GAAP measure, reconciled with GAAP net earnings in the table below:

Cash flow from operations (in US$ thousand’s except for per unit amounts)
	Q4 2004	Q4 2003	Year 2004	Year 2003
Net loss	($7,568)	($360)	($8,547)	($360)
Add back:
Foreign exchange loss	$445	$310	$1,089	$310
Stock-based Compensation	$60		$224
Depletion and depreciation	$4,607	-	$4,958	-
Loss on equity investment	$1,000		$1,000
Cash flow from operations	($1,456)	($50)	($1,276)	($50)

Cash flow from operations as a percentage of production revenue	(263%)	n/a	(84%)	n/a
Cash flow from operations on a per boe basis	($86.01)	n/a	($27.67)	n/a

Per unit information
Cash flow from operations per unit	($0.15)		($0.18)
Average number of units outstanding	9,500		7,066

CAPITAL EXPENDITURES

Capital expenditures, net of disposals, for the year ended December 31, 2004 were $10,353,000 on an accrual basis (2003 - Nil) and $5,525,000 for Q4 (2003 - Nil).  JED drilled 27 gross (12.4 net) wells in 2004, resulting in 22 gross (10.4 net) oil wells and 2 gross (1.0 net) gas wells for a 92% success rate.  There were 17 wells drilled in Q4 of 2004.

Capital expenditures (in US$ thousand’s)
	Q4 2004	Q4 2003	Year 2004	Year 2003
Property acquisitions	$ 4	-	$ 4	-
Drilling (exploration and development)	4,256	-	7,057	-
Facilities and equipment	403	-	1,830	-
Share Issue Costs	649	-	1,223	-
Asset Retirement Obligations	213		239
	$5,525	-	$10,353	-

RESERVES AND PRESENT VALUE SUMMARY

Enterra is required to comply with the National Instrument 51-101, issued by the Canadian Securities Administrators, in all its reserves related disclosures. NI 51-101 came into effect on September 30, 2003 and is applicable for financial years ended on or after December 31, 2003. NI 51-101 brought about significant changes in which reporting issuers manage and publicly disclose information relating to their oil and gas reserves, mandates annual disclosure requirements and prescribes new reserve definitions as follows:

Proved reserves (P90) - this is a conservative estimate of remaining reserves. For reported reserves this means there must be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimated proved reserves.

Proved plus Probable (P50) - this is a reasonable estimate of remaining reserves. For reported reserves there must be at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of the proved plus probable reserves. The probable reserves will no longer be risked by 50 percent as they are implicitly risked due to the nature of the new definition of reserves.

The purpose of NI 51-101 is to enhance the quality, consistency, timeliness and comparability of oil and gas activities by reporting issuers and elevate reserves reporting to a higher level of accountability.

Reserve volumes and values at December 31, 2004 are based on JED's interest in its total proved and probable reserves prior to royalties as defined in NI 51-101. Reserve volumes and values for previous years are based on "established" (proved plus 50% probable) reserves prior to deduction of royalties. Under those definitions, probable reserves were discounted by an arbitrary risk factor of 50% in reporting established reserves. Under NI 51-101 reserves definitions, estimates are prepared such that the full proved and probable reserves are estimated to be recoverable (proved plus probable reserves are effectively a "most likely case"). As such, the probable reserves now reported are already "risked". Overall there were no material revisions to JED's reserve volumes in transitioning to NI 51-101.

JED had its reserves evaluated by independent engineers every year.  JED's 2004 reserves were independently evaluated as at December 31, 2004 by McDaniel Associates Consultants Ltd. ("McDaniel") for all its properties.

Reserve Continuity
Oil and Gas (mboe)
	Proved	Probable	Total
31-Dec-03	-	-	-
Discoveries and extensions	540.2	160.5	700.7
Purchases	-	-	-
Dispositions	-	-	-
Production	-36.2	-	-36.2
Revision of prior estimates	-	-	-
Total	504	160.5	664.5

Period from inception (September 3, 2003) to December 31, 2003

        Since inception we have incurred a net loss from operations of $359,604. We have earned $49,485 in interest income for the period. General and administrative expenses were $99,336. Theses expenses consisted principally of salaries, legal and consulting expenses associated with incorporation and organizational matters.

        We realized a $309,753 foreign exchange loss for the period due to our U.S. currency translation adjustments and the increasing value of the Canadian dollar to the U.S. dollar. This loss was due to holding large quantities of U.S. currency following the completion of our private placement. The conversion was necessary as the majority of our operating expenses are incurred in Canadian currency. Of the total proceeds from the private placement of $20,876,469, $16,006,552 was denominated in U.S. currency at December 31, 2003.

RESERVES AND PRESENT VALUE SUMMARY

Finding costs and recycle ratio
(in $/boe, except for capital expenditures which are in thousands)
2004
Capital expenditures	$10,353

Reserves
Proved reserves added in the year (in mboe)	654.3
Probable reserves added in the year (in mboe)	194.7
Established reserves added in the year (in mboe) (1)	751.6

Finding costs
Proved reserves ($/boe)	$15.82
Established reserves ($/boe)	$13.77

Recycle ratio (netbacks divided by finding costs)
Corporate netbacks ($/boe) (2)	($47.21)
Corporate recycle ratio (based on established finding costs) (2)	-

Operating netbacks ($/boe) (3)	$27.53
Operating recycle ratio (based on established reserves)	$1.61

(1)

Established reserves were proved plus probable reserves

(2)

Corporate netback are production revenue less royalties, operating costs, G&A and interest expense.  2004 Corporate netback cannot be calculated as it is a negative value due to negative corporate netback for 2004.

(3)

Operating netbacks are production revenue less royalties and operating costs

Estimated Petroleum and Natural Gas Reserves and Net Present Value

At December 31, 2004	Light / Med.	Heavy	Natural			NPV $(000)
	Oil	Oil	Gas	NGL’s	Total	After Tax
	(mbbl)	(mbbl)	(mmcf)	(mmbl)	(mboe)	0%	10%	15%
McDaniel report
Proved Producing	196.3	159.6	237.4	9.6	405.1	$8,800	$7,300	$6,800
Proved Non-Producing	37.4	-	24.6	0.0	41.5	700	600	500
Proved Undeveloped	44.8	-	73.1	1.2	58.2	400	200	200
Total Proved	278.5	159.6	335.1	10.8	504.8	9,900	8,100	7,500
Total Probable	84.9	53.0	113.6	3.7	255.2	2,600	1,600	1,300
Total Proved and Probable	363.4	212.6	448.7	14.5	760.0	$12,500	$9,700	$8,800

Liquidity and Capital Resources

        At December 31, 2004, we had $18,657,000 in cash. Since our inception, we have financed our operating cash flow needs through a private offering of equity securities. We believe that our cash on hand and our future net cash to be generated from operations will be adequate to fund our future capital expenditure requirements.  We intend to utilize debt financing for development commitments once production levels meet the minimum requirements for commercial lenders. We have no plans for any future issuance of equity securities other than in conjunction with compensation plans and conversion of our outstanding preferred stock.

At December 31, 2004 we had no debt, financial commitments or obligations.

Cash from operations

Our cash from operations is sensitive to many variables, the most volatile of which is the pricing of oil, natural gas and natural gas liquids.  Prices for these commodities are determined by prevailing market conditions.  Regional and worldwide economic conditions, weather and other variable factors influence market conditions for these products.  These factors are beyond our control and are difficult to predict.

Cash utilized in operating activities was $13,000 for the year ended December 31, 2004. The use of cash was attributable to the net loss for the period of $8,547,000 reduced by non-cash transactions including an unrealized foreign exchange loss of $1,089,000, stock based compensation of $224,000 and depletion, depreciation and accretion of $4,958,000 and a $1,000,000 write down of an equity investment and offset by the net change in receivables, prepaid expenses and liabilities totaling $1,263,000.

Cash provided by financing activities

Cash provided by financing activities was $8,895,000 for the year ended December 31, 2004 and was primarily attributable to the proceeds from our initial public offering.  On April 12, 2004, we closed our initial public offering of 1,675,000 shares of common stock and an underwriter’s over-allotment option of 225,000 shares of common stock, at $5.50 per share, for gross proceeds of $10,450,000. The net proceeds of the offering, after underwriting discounts and offering expenses was $8,810,000.  As part of our initial public offering, we issued 167,500 warrants to the underwriter of the offering.  The warrants are exercisable into an equal number of common shares for a four-year period commencing on April 12, 2005 at an exercise price of $6.60 per share.   The warrants were valued at $60,410 (see Note 8b to the Consolidated Financial Statements).

Cash provided by financing activities was $20,876,000 for the period from inception (September 3, 2003) to December 31, 2003 and was primarily attributable to a private placement completed in December 2003 of Series A Convertible Preferred Stock. A total of 7,600,000 shares of Series A Convertible Preferred Stock were issued for $2.75 per share for net consideration of $20,876,000. The shares of Series A Convertible Preferred Stock are voting, carry no dividend and may be converted into an equal number of shares of common stock during the ten day period commencing upon the effective date of this prospectus.

Cash utilized in investing activities

        Cash utilized in investing activities was $7,543,000 for the year ended December 31, 2004 and was principally attributable to capital expenditures and our investment in JMG Exploration, Inc.

Capital expenditures for the year ended December 31, 2004 total $8,883,000 on a cash basis and $10,353,000 on an accrual basis.  Development drilling related costs account for 68% of the total expenditures to date with field equipment and facilities accounting for 18% of the total.  The purchase of a Cessna airplane for $114,470, office equipment, capitalized general and administrative expenses and asset retirement obligations accounted for the remaining 14% of expenditures.

The acquisition of a 25% interest in a Cessna aircraft is for field operations.  Partial ownership in an airplane is expected to provide traveling efficiencies for senior management for field operations in Canada and the United States. Other partial ownership interests in the airplane include JMG and a company controlled by one of our officers, both related parties.

Our investing activities include a $1 million long-term investment into JMG Exploration, Inc., a newly formed exploration company.  In return for the investment, we received 250,000 common shares of JMG and the right for our shareholders to participate in JMG’s initial public offering. We are represented with two seats on the JMG Board of Directors.

Cash utilized in investing activities was $4,583,000 for the period from inception (September 3, 2003) to December 31, 2003 and was attributable to a short-term loan to the developer of a property that was being evaluated as a farm-in opportunity. On October 29, 2003, we entered into a Loan Agreement with Pan-Global Ventures Ltd., an unaffiliated oil and natural gas company whereby we loaned a total of $4,583,000 for drilling operations. The terms of the agreement called for interest calculated at the Canadian prime lending rate plus 1% and was secured by a floating charge debenture on the assets of the borrower. The loan was due and payable on March 1, 2004 and was classified as a current asset on our balance sheet as of December 31, 2003. The loan was repaid in full in January 2004. Pan-Global Ventures Ltd. was developing a property that was being evaluated as a potential farm-in opportunity and we advanced the funds as a means of preserving the opportunity. It was subsequently determined that insufficient information was available to properly assess the property reserves and development potential at that time. We do not expect to advance similar loans in the future as we plan to use our working capital for property development.

Related Party Transactions

Effective January 1, 2004, the Company and Enterra Energy Corp. (“Enterra”) entered into a Technical Services Agreement, which provides for JED to manage Enterra’s field operations and governs the allocation of general and administrative expenses between the two entities.  Under the Technical Services Agreement, JED and Enterra allocate the costs of management, development, exploitation, operations and general and administrative activities on the basis of production and capital expenditures, or as otherwise agreed to between the JED and Enterra. The Technical Services Agreement has no set termination date and can be cancelled with six months notice.

Under an Agreement of Business Principles, properties acquired by Enterra will be contract operated and drilled by JMG Exploration, Inc. (“JMG”), if they are exploration properties, and contract operated and drilled by JED if they are development projects.  Exploration of the properties will be done by JMG, which will pay 100% of the exploration costs to earn a 70% working interest in the properties. If JMG discovers commercially viable reserves on the exploration properties, Enterra will have the right to purchase 80% of JMG’s working interest in the properties at a fair value as determined by independent engineers.  Should Enterra elect to have JED develop the properties, development will be done by JED, which will pay 100% of the development costs to earn 70% of the interests of both JMG and Enterra.  Enterra will have a first right to purchase assets developed by JED.

During the year ended December 31, 2004, the Company entered into the following transactions with JMG, a private corporation in which the Company owns all of the common shares representing approximately 11% of the voting shares:

(i)

JED charged JMG for certain general and administrative services and oil and gas equipment in the amount of $325,811 of which $315,811 is included in due from related party at December 31, 2004 (December 31, 203 – nil).  These services were provided at standard industry rates for similar services.

(ii)  in consideration for the assignment of JED’s interests in certain oil and gas properties, JMG reimbursed the Company for drilling and other costs related to those properties in the amount of $1,422,655. As of December 31, 2004, a total of $1,483,699 has been expensed on those properties. The amount receivable as reimbursement for these additional costs, in the amount of $61,044, is included in due from related party as at December 31, 2004. The services were provided by third party, arms length entities and the Company was only acting as project manager for the oil and gas properties.

At December 31, 2004, due from related party includes $5,931 due from a company that is controlled by an officer and director of the Company.

RECENT ACCOUNTING REQUIREMENTS

In December 2004 the Financial Accounting Standards Board issued SFAS No. 123R (revised 2004), “Share-Based Payment”.  SFAS No. 123R replaced SFAS No. 123 and superseded APB 25.  SFAS No. 123R will require compensation cost related to share-based payment transactions to be recognized in financial statements.  As permitted by SFAS No. 123, we elected to follow the guidance of APB 25, which allowed companies to use the intrinsic value method of accounting to value their share-based payment transactions with employees.  Based on this method, we did not recognize compensation expense in our financials statements as the stock options granted had an exercise price equal to the fair market value of the underlying common stock on the date of the grant.  SFAS No. 123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period.  SFAS No. 123R requires implementation using a modified version of prospective application, under which compensation expense for the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption.  SFAS No. 123R also allows companies to adopt SFAS No. 123R by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under SFAS No. 123.  We have not decided which adoption method will be used. The provisions of SFAS No. 123R will be adopted by us effective July 1, 2005. The effect of the adoption of SFAS No. 123R is expected to be comparable to that disclosed on a pro forma basis as a result of applying the current fair value recognition provisions of SFAS No. 123.

RISK FACTORS (SAFE HARBOR STATEMENT)

Except for historical information contained herein, the matters discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this annual report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “project,” “will,” and other expressions, which refer to future events and trends, identify forward-looking statements. Such forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause actual results to differ materially from expected results or performance of the Company expressed or implied by such forward-looking statements.

Certain of such risks and uncertainties are discussed below in more detail. Our forward-looking statements represent judgment only on the dates such statements were made. By making any forward-looking statements, we assume no duty to update them to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

Risks Related to Our Company and the Oil and Natural Gas Industry

Our future performance is difficult to evaluate because we have a limited operating history.

        We were formed on September 3, 2003 and have a limited operating and financial history. As a result, there is little historical financial and operating information available to help you evaluate our performance or an investment in our common stock.

Potential conflicts of interest in our relationship with Enterra may cause us to enter into less favorable agreements than we might have obtained from third parties.

        We expect to enter into the majority of our development activities for the foreseeable future with Enterra. Our Chairman, Reginald J. Greenslade, is also the Chairman of Enterra and a majority of our officers and employees were previously employed by Enterra. Our relationship with Enterra may cause us to enter into less favorable agreements than we might obtain from third parties.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

        Our future capital requirements depend on many factors, including the amount of property under development and our profitability. To the extent that the funds generated by this offering and future operations are insufficient to fund operating and capital requirements, we may need to raise additional funds through financings or curtail our growth and reduce our development activity. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case, such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

As a Canadian oil and natural gas company, we may suffer losses due to changes in the exchange rate between U.S. and Canadian dollars.

        The price we may receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Because our financial results are expressed in U.S. dollars, fluctuations in the exchange rate between the U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, our reported operating costs will decline and when the value of the U.S. dollar declines, our reported operating costs will increase.

We depend on our executive officers for critical management decisions and industry contacts but have no employment agreements or key person insurance with these individuals and therefore may lose their services.

        We are dependent upon the continued services of our executive officers. We do not have employment agreements with any of these individuals and do not carry key person insurance on their lives. The loss of the services of any of our executive officers, through incapacity or otherwise, could have a material adverse effect on our business and would require us to seek and retain other qualified personnel.

A substantial or extended decline in oil and natural gas prices could adversely affect our revenue and earnings and our ability to meet our capital expenditure obligations and other financial commitments.

        The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

•

changes in global supply and demand for oil and natural gas;

•

the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•

the price and quantity of imports of foreign oil and natural gas in Canada and the U.S.;

•

political conditions, including embargoes, which affect other oil-producing activities;

•

the level of global oil and natural gas exploration and production activity;

•

the level of global oil and natural gas inventories;

•

weather conditions affecting energy consumption;

•

technological advances affecting energy consumption; and

•

the price and availability of alternative fuels.

        Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and thereby adversely affect our business, financial condition or results of operations.

        We do not anticipate direct property acquisitions, but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the costs of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Our future success will depend on our ability to identify and negotiate such development and production opportunities. Oil and natural gas development and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•

delays imposed by or resulting from compliance with regulatory requirements;

•

pressure or irregularities in geological formations;

•

shortages of or delays in obtaining equipment and qualified personnel;

•

equipment failures or accidents;

•

adverse weather conditions;

•

reductions in oil and natural gas prices;

•

title problems; and

•

limitations in the market for oil and natural gas.

Properties that we farm-in on may not produce anticipated revenues, and we may be unable to identify liabilities associated with the properties, which could result in losses to us.

        Our business strategy includes financing development of oil and natural gas projects on the properties of others which we refer to as "farm-ins." The successful development of these properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•

the amount of recoverable oil and natural gas reserves;

•

future oil and natural gas prices;

•

estimates of future Canadian Crown and other royalties;

•

estimates of operating costs;

•

estimates of development costs;

•

estimates of the costs and timing of plugging and abandoning wells; and

•

potential environmental and other liabilities.

        Our assessment may not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies.

We may incur substantial losses and be subject to substantial liability claims as a result of any future oil and natural gas operations.

        We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas development and production activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•

environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•

abnormally pressured formations;

•

mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•

fires and explosions;

•

personal injuries and death; and

•

natural disasters.

        Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

        Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

        Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•

discharge permits for drilling operations;

•

drilling bonds;

•

reports concerning operations;

•

the spacing of wells;

•

unitization and pooling of properties; and

•

taxation.

        Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

We may incur substantial liabilities to comply with environmental laws and regulations.

        Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our development plans on a timely basis and within our budget.

        Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

        We operate in a highly competitive environment for developing properties, marketing of oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Risks Related to Our Common Stock

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may result in a lower trading price for our common stock than if ownership of our common stock was less concentrated.

        Our executive officers, directors and principal stockholders beneficially own, in total, approximately 6% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of ownership could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders. For example, our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with a significant concentration of ownership among certain stockholders.

Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce a U.S. judgment for claims you may bring against us, our assets or our key personnel.

        We have been organized under the laws of Alberta, Canada and all of our assets are located outside the U.S. In addition, a majority of the members of our Board of Directors and our officers are residents of countries other than the U.S. As a result, it may be impossible for you to effect service of process upon us or these individuals within the U.S. or to enforce any judgments in civil and commercial matters, including judgments under U.S. federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of the U.S. federal securities laws.

We are exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We intend to manage our operations in a manner intended to minimize our exposure to such market risks.

Credit Risk

        Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. A substantial portion of our accounts receivable are with customers in the energy industry and are subject to normal industry credit risk. We intend to assess the financial strength of our customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

Market Risk

        We are exposed to market risk from changes in currency exchange rates and interest rates. As a Canadian oil and natural gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars. The price we will receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay our operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us.

Interest Rate Risk

        Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates.  At December 31, 2004 we had no indebtedness.

Foreign Currency Exchange Risk

We conduct a significant portion of our business in Canada and the Canadian dollar has been designated as our functional currency.  This subjects us to foreign exchange risk on assets, liabilities and cash flows dominated in a currency other than our functional currency. We generally hold United States dollar denominated assets that are converted to our Canadian dollar functional currency at each balance sheet date. When the Canadian dollar strengthens in relation to the United States dollar, we can incur a foreign exchange loss on the conversion.  Conversely, when the Canadian dollar weakens in relation to the United States dollar, we can incur a foreign exchange gain.  We have not entered into foreign currency forward contracts or other similar financial instruments to manage this risk.

Oil and Gas Risk

Inherent in development of oil and gas reserves are risks, among others, of drilling dry holes, encountering production or drilling difficulties or experiencing high decline rates in producing wells. In addition, a major market risk exposure is in the pricing applicable to our oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to our Canadian oil and natural gas production. Prices received for oil and gas production have been and remain volatile and unpredictable. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that non-cash write-downs of our oil and gas properties could occur under the full-cost accounting method allowed by the Securities Exchange Commission (SEC). Under these rules, we review the carrying value of our proved oil and gas properties each quarter on a country-by-country basis to ensure that capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization, and deferred income taxes, do not exceed the "ceiling." This ceiling is the present value of estimated future net cash flows from proved oil and gas reserves, discounted at 10 percent, plus the lower of cost or fair value of unproved properties included in the costs being amortized, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to additional depletion, depreciation and accretion expense. The calculation of estimated future net cash flows is based on the prices for crude oil and natural gas in effect on the last day of each fiscal quarter except for volumes sold under long-term contracts. Write-downs required by these rules do not impact cash flow from operating activities; however, as discussed above, sustained low prices would have a material adverse effect on future cash flows.

Contractual Obligations and Commitments

        We have entered into indemnification agreements with all of our directors and officers, which provides for the indemnification and advancement of expenses by us. There is no pending litigation or proceeding involving any director or officer of for which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have no contractual other obligations or commercial commitments at December 31, 2004.

Consolidated Financial Statements

JED Oil Inc.

December 31, 2004

(In United States Dollars)

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of JED Oil Inc.

We have audited the consolidated balance sheets of JED Oil Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the year ended December 31, 2004, the 120 day period from inception on September 3, 2003 to December 31, 2003 and the 211 day period from inception on September 3, 2003 to end of development stage on March 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the year ended December 31, 2004, the 120 day period from inception on September 3, 2003 to December 31, 2003 and the 211 day period from inception on September 3, 2003 to end of development stage on March 31, 2004 in accordance with United States generally accepted accounting principles.

Calgary, Canada

March 29, 2005

Chartered Accountants

JED Oil Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

 (In United States Dollars)

As at

	2004	2003
	$	$
ASSETS
Current
Cash and cash equivalents [note 1]	18,657,007	16,088,631
Accounts receivable	2,570,065	40,805
Prepaid expenses	27,463	171,744
Due from related party [note 10]	382,786	-
Loan receivable [note 2]	1,992,032	4,627,844
	23,629,353	20,929,024
Property and equipment [note 7]		-
Oil and gas, on the basis of full cost accounting:
Proved properties	10,172,328	-
Other	180,811	-
	10,353,139	-
Less: Accumulated depreciation and depletion	(4,948,745)	-
	5,404,394	-
	29,033,747	20,929,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [note 1]	5,326,128	64,176
	5,326,128	64,176
Asset retirement obligations [note 11]	255,164	-
	5,581,292	64,176
Commitments and contingencies [note 4]
Stockholders’ equity
Share capital [note 8]
Common stock – no par value; unlimited authorized; 9,500,000 shares issued and outstanding at December 31, 2004 and nil shares outstanding at December 31, 2003	29,710,573	-
Preferred Shares - Series A convertible preferred stock - $2.75 stated value; unlimited authorized in series; 8,000,000 shares authorized; nil shares issued and outstanding at December 31, 2004 and 7,600,000 outstanding at December 31, 2003	-	20,876,469
Additional paid-in capital	223,842	-
Share purchase warrants	60,410	-
Deficit accumulated during the development stage	(430,495)	(359,604)
Accumulated deficit	(8,476,039)	-
Accumulated other comprehensive income	2,364,164	347,983
	23,452,455	20,864,848
	29,033,747	20,929,024

The accompanying notes to the consolidated financial statements are an integral part of this statement.

JED Oil Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In United States Dollars)

	For the year ended December 31, 2004	For the 120 day period from inception on September 3, 2003 to December 31, 2003	For the 211 day period from inception on September 3, 2003 to end of development stage on March 31, 2004
	$	$	$

Revenue
Gross revenue	1,519,089	-	-
Less royalties	(295,816)	-	-
	1,223,273	-	-
Interest	484,137	49,485	175,265
	1,707,410	49,485	175,265

Expenses
Production	243,016	-	-
General and administrative	2,740,230	99,336	304,974
Stock-based compensation [note 6]	223,842	-	36,847
Foreign exchange loss	1,088,921	309,753	263,939
Depletion, depreciation and accretion [note 7]	4,958,331	-	-
Loss on equity investment (note 5)	1,000,000	-	-
	10,254,340	409,089	605,760

Net loss for the period	(8,546,930)	(359,604)	(430,495)

Net loss for the period per common share, basic and diluted [note 13]	($1.21)	-	-

The accompanying notes to the consolidated financial statements are an integral part of this statement.

JED Oil Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (In United States Dollars)

	For the year ended December 31, 2004	For the 120 day period from inception on September 3, 2003 to December 31, 2003	For the 211 day period from inception on September 3, 2003 to end of development stage on March 31, 2004
	$	$	$
OPERATIONS
Net loss for the period	(8,546,930)	(359,604)	(430,495)
Adjustments to reconcile net loss to cash flows from operating activities:
Foreign exchange loss	1,088,921	309,753	263,939
Stock-based compensation	223,842	-	36,847
Depletion, depreciation and accretion	4,958,331	-	-
Loss on equity investment	1,000,000	-	-
Other changes:
Increase in accounts receivable	(2,529,260)	(40,805)	(374,597)
Decrease (increase) in prepaid expenses	144,281	(171,744)	(270,442)
Increase in accounts payable and accrued liabilities	4,030,567	64,176	64,176
Increase in due from related party	(382,786)	-	-
Cash provided by (used in) operations	(13,034)	(198,224)	(710,572)
FINANCING
Issue of preferred shares, net of related costs	-	20,876,469	20,872,749
Issue of common shares, net of related costs	8,834,104	-	-
Issue of share purchase warrants	60,410	-	-
Cash provided by financing activities	8,894,514	20,876,469	20,872,749
INVESTING
Decrease in loan receivable	4,527,277	-	4,527,277
Increase in loan receivable	(1,992,032)	(4,582,951)	(4,582,951)
Investment in equity investment	(1,000,000)	-	-
Purchase of property and equipment	(8,882,531)	-	(538,828)
Funds received from joint venture partner [note 3]	12,636,587	-	-
Funds advanced to joint venture partner [note 3]	(12,832,125)	-	(12,832,125)
Cash used in investing activities	(7,542,824)	(4,582,951)	(13,426,627)
Effect of foreign exchange on cash and cash equivalents	1,229,720	(6,663)	47,909
Net increase in cash and cash equivalents	2,568,376	16,088,631	6,783,459
Cash and cash equivalents, beginning of period	16,088,631	-	-
Cash and cash equivalents, end of period	18,657,007	16,088,631	6,783,459

During 2004 and 2003, the Company paid no interest on long-term debt or bank indebtedness and no capital taxes.

The accompanying notes to the consolidated financial statements are an integral part of this statement.

JED Oil Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In United States Dollars)

	Shares	Amount
		$

Common stock
Balance September 3, 2003 (inception) and December 31, 2003	-	-
Preferred shares converted to common shares	7,600,000	20,900,198
Shares issued for cash pursuant to initial public offering	1,900,000	10,389,590
Share issue costs	-	(1,579,215)
Balance, December 31, 2004	9,500,000	29,710,573

Series A convertible preferred stock, $2.75 stated value
Balance September 3, 2003 (inception) and December 31, 2003	7,600,000	20,876,469
Share issue costs	-	(3,720)
Preferred shares converted to common shares	(7,600,000)	(20,872,749)
Balance, December 31, 2004	-	-

Additional paid in capital
Balance September 3, 2003 (inception) and December 31, 2003		-
Stock-based compensation		223,842
Balance, December 31, 2004		223,842

Share purchase warrants
Balance September 3, 2003 (inception) and December 31, 2003		-
Share purchase warrants issued pursuant to initial public offering		60,410
Balance, December 31, 2004		60,410

Deficit accumulated during the development stage
Balance September 3, 2003 (inception)		-
Balance December 31, 2003		(359,604)
Portion of net loss for the period accumulated during development stage		(70,891)
Balance, December 31, 2004		(430,495)

Deficit
Balance September 3, 2003 (inception) and December 31, 2003		-
Net loss for the period		(8,476,039)
Balance, December 31, 2004		(8,476,039)

Accumulated other comprehensive income
Balance September 3, 2003 (inception)		-
Balance December 31, 2003		347,983
Foreign exchange translation adjustment		2,016,181
Balance, December 31, 2004		2,364,164
Total stockholders’ equity		23,452,455

The accompanying notes to the consolidated financial statements are an integral part of this statement.

JED Oil Inc. and Subsidiary

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(In United States Dollars)

	For the year ended December 31, 2004 $	For the 120 period from inception on September 3, 2003 to December 31, 2003 $	For the 211 day period from inception on September 3, 2003 to end of development stage on March 31, 2004 $

Net loss for the period	(8,546,930)	(359,604)	(430,495)

Other comprehensive income
Foreign exchange translation adjustment	2,016,181	347,983	112,314
Comprehensive loss for the period	(6,530,749)	(11,621)	(318,181)
Comprehensive loss for the period per share, basic and diluted [note 13]	($0.92)	-	-

The accompanying notes to the consolidated financial statements are an integral part of this statement.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

1.

SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

(a)

Nature of operations

JED Oil Inc. (“JED” or the “Company”) is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids in Canada and the United States. Currently, all the Company’s proved reserves are located in Canada.

The Company’s future financial condition and results of operations will depend upon prices received for its oil and natural gas production and the costs of finding, acquiring, developing and producing reserves.  Prices for oil and natural gas are subject to fluctuations in response to change in supply, market uncertainty and a variety of other factors beyond the Company’s control.  These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand, and the price and availability of alternative fuels.

Prior to March 31, 2004 the Company was in the development stage and its efforts were focused on the development of a petroleum and natural gas property under a joint venture agreement signed in January 2004. The Company completed the development stage of its operations when the Company commenced drilling operations in early April 2004. Comparative figures are shown for the period of development, being the period from the inception of the Company on September 3, 2003 to March 31, 2004.

Effective January 1, 2004, the Company and Enterra Energy Corp. (“Enterra”) entered into a Technical Services Agreement, which provides for JED to manage Enterra’s field operations and governs the allocation of general and administrative expenses between the two entities.  Under the Technical Services Agreement, JED and Enterra allocate the costs of management, development, exploitation, operations and general and administrative activities on the basis of production and capital expenditures, or as otherwise agreed to between the JED and Enterra. The Technical Services Agreement has no set termination date and can be cancelled with six months notice.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

Under an Agreement of Business Principles, properties acquired by Enterra will be contract operated and drilled by JMG Exploration, Inc. (“JMG”), if they are exploration properties, and contract operated and drilled by JED if they are development projects.  Exploration of the properties will be done by JMG, which will pay 100% of the exploration costs to earn a 70% working interest in the properties. If JMG discovers commercially viable reserves on the exploration properties, Enterra will have the right to purchase 80% of JMG’s working interest in the properties at a fair value as determined by independent engineers.  Should Enterra elect to have JED develop the properties, development will be done by JED, which will pay 100% of the development costs to earn 70% of the interests of both JMG and Enterra.  Enterra will have a first right to purchase assets developed by JED.

(b)

Principles of consolidation

These consolidated financial statements include the accounts of the Company’s wholly owned legal subsidiary, JED Oil (USA) Inc., incorporated under the laws of the state of Wyoming on May 5, 2004.  All inter-company accounts and transaction have been eliminated.  Investments in Companies which give JED significant, but not control, over the investee are accounted for using the equity method.

(c)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances invested in short-term, highly liquid securities with maturities less than 90 days from the date of purchase.

For year ended December 31, 2004, the average effective interest rate earned on cash equivalent balances was 2.76% (December 31, 2003 – .25%). As at December 31, 2004, the Company had $589,344 (December 31, 2003 - $nil) in cash and $18,067,663 (December 31, 2003 - $16,088,631) in short-term, highly liquids securities with maturities less than 90 days.

(d) Foreign currency translation

As the majority of the Company’s operating activities are in Canada, the Company uses the Canadian dollar as its functional currency.  The Company’s operations are translated for financial statement reporting purposes into United States dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, using the current rate method. Under this method, all assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the period. Exchange differences arising on translation are classified as other comprehensive income in a separate component of stockholders’ equity.

Monetary assets and liabilities denominated in a currency other than the Company’s functional currency are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in a currency other than the Company’s functional currency are translated at historical exchange rates. Revenues and expenses are translated at average rates for the period.  Exchange gains or losses are reflected in the Statement of Operations for the period.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

 (e) Comprehensive loss

Comprehensive income includes net income (loss) and other comprehensive income (loss), which includes, but is not limited to, foreign currency translation adjustments.

(f) Revenue recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if the collectibility of the revenue is probable.

(g) Joint operations

The majority of the Company’s petroleum and natural gas development activities are conducted jointly with others.  These financial statements reflect only the Company’s proportionate interest in such activities.

(h) Property and equipment

The Company uses the full-cost method of accounting for petroleum and natural gas properties.  Under this method, the Company capitalizes all costs relating to the exploration for and the development of oil and natural gas reserves including land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells.  Proceeds from the disposal of properties are applied as a reduction of costs without the recognition of a gain or loss except where such disposals would result in a greater than 25% change in the depletion rate.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated proven oil and natural gas reserves before royalties as determined by independent engineers. Properties are evaluated on a quarterly basis by the Company’s internal engineers. Units of natural gas are converted into barrels of equivalents on a relative energy content basis.  Costs related to unproven properties are excluded from the costs subject to depletion until it is determined whether or not proved reserves exist or if impairment has occurred.

In performing its quarterly ceiling test, the Company limits, on a country-by-country basis, the capitalized costs of proved oil and gas properties, net of accumulated DD&A and deferred income taxes, to the estimated future net cash flows from proved oil and gas reserves based on period-end prices, discounted at 10 percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. If capitalized costs exceed this limit, the excess is charged to additional DD&A expense.

Given the volatility of oil and gas prices, it is reasonably possible that the Company's estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline significantly, even if only for a short period of time, it is possible that write-downs of petroleum and natural gas properties could occur.

Unproved properties are assessed quarterly for possible impairments or reductions in value. If a reduction in value has occurred, the impairment is transferred to proved properties. Unproved properties that are individually insignificant are generally amortized over an average holding period.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

Other property and equipment are recorded at cost.  Depreciation is provided using the straight-line method based over the estimated useful lives at a rate of 25 percent per annum.

(i) Allowance for doubtful accounts

The Company considers accounts receivable to be fully collectible as recorded as of December 31, 2004 and 2003.  Accordingly, no allowance for doubtful accounts is required.

(j)

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consist of; accounts payable - $1,792,835, bonus payable - $2,178,684, capital accrual - $1,231,385 and other accruals - $123,224.

(k) Income taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements that will result in taxable amounts in the future.  The Company routinely assesses the realizability of its deferred tax assets.  If it concludes that it is more likely than not that some portion or all of the deferred tax assets will not be realized, under accounting standards, the tax asset is reduced by a valuation allowance.  Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions.

(l) Stock-based compensation

The Company has a stock-based compensation plan which reserve shares of common stock for issuance to key employees and directors. The Company accounts for grants issued under this plan using the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS 148.  Under these provisions, the cost of options granted to employees is charged to net loss with a corresponding increase in additional paid-in capital, based on an estimate of the fair value determined using the Black-Scholes option pricing model.

During the fourth quarter of 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123-R, a revision to SFAS No. 123, which requires all companies to expense stock-based compensation.  The rule is effective for the first interim period that begins after June 15, 2005. The Company early adopted this statement in 2004 electing to transition under the “Modified Retrospective Approach” as allowed under SFAS No. 123-R. Under this approach, the Company is required to expense all options and stock-based compensation that vested in the year of adoption based on the fair value of the stock compensation determined at the date of grant.  No shares vested prior to 2004.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

In addition to the expensing provisions discussed above, SFAS No. 123-R requires the Company to estimate expected future forfeitures under ach stock compensation plan, the effects of changing the forfeitures estimates on existing stock plans.

As noted above as permitted by Statement 123, the Company currently accounts for share-based payments to employees using the fair value recognition provisions.  Accordingly, the adoption of SFAS No. 123-R has no effect on the Company’s 2004 operating results.

(m) Asset retirement obligation

The Company follows SFAS No 143. “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate.  The Company’s asset retirement obligations primarily relate to the plugging and abandonment of petroleum and natural gas properties.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments.  To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the petroleum and natural gas properties balance.

(n) Measurement uncertainty

The amount recorded for depletion and amortization of oil and gas properties, the provision for asset retirement obligations and the ceiling test calculation are based on estimates of gross proven reserves, production rates, commodity prices, future costs and other relevant assumptions.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.

(o)

Earnings per share

The Company accounts for per common share amounts in accordance with SFAS No. 128, “Earnings per Share.”  Under SFAS No. 128, basic per common share amounts is computed by dividing net loss attributable to common shareholders by the weighted average common shares outstanding without including any potentially dilutive securities. Diluted per common share amounts are computed by dividing net loss by the weighted average common shares outstanding plus, when their effect is dilutive, common stock equivalents.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

(p)

Reclassifications

Certain other prior period amounts have been reclassified to confirm with the presentation adopted in the current year.

2.

LOAN RECEIVABLE

On December 23, 2004, the Company loaned $1,992,032 (Cdn $2,400,000) to Enterra Energy Corp., a joint venture partner that the Company’s Chairman is also Chairman of the Board of Directors of. The terms of the loan call for interest calculated at the Alberta Treasury Branches prime lending rate plus 0.4% per annum.  The loan is repayable on or before June 29, 2005.  Subsequent to December 31, 2004, the Company loaned additional funds of $7,968,127 (Cdn $9,600,000) under the same terms.  The effective interest rate of the loan is 4.65%. On March 18, 2005, Enterra Energy Corp. repaid the original loan amount of $1,992,032 together with accrued interest of $19,020.

On October 29, 2003, the Company entered into an arm’s length Loan Agreement with an unrelated junior oil and gas company (the “Borrower”), whereby the Company loaned the Borrower a total of $4,627,844 (Cdn $6,000,000) for drilling operations.  The terms of the Agreement called for interest calculated at the Alberta Treasury Branches’ prime lending rate plus

1% compounded monthly. The loan was repaid in full on January 28, 2004 together with accrued interest.

3.

ADVANCES TO JOINT VENTURE PARTNER

On January 28, 2004, pursuant to a farm-in/joint venture agreement signed in January 2004 with Enterra Energy Corp., the Company advanced Enterra $12,832,125 (Cdn $17,000,000). The advance was subsequently repaid on June 29, 2004 together with accrued interest.  Due to the strengthening of the Canadian dollar relative to the United States dollars, when the receipt of funds was translated from the operating currency of Canadian dollars to the reporting currency of United States dollars, a cash inflow of $12,636,587 was recorded on the consolidated statement of cash flows, which resulted in cash used in financing activities of $195,538.

4.

COMMITMENTS AND CONTINGENCIES

The Company has entered into indemnification agreements with all of its directors and officers, which provides for the indemnification and advancement of expenses by the Company. There is no pending litigation or proceeding involving any director or officer of the Company for which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.  Accordingly, no provision has been made in these financial statements under the terms of the indemnification agreements.

The Company has no derivative financial hedges or physical delivery contracts in place at December 31, 2004.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

5.

EQUITY INVESTMENT

On August 12, 2004, the Company acquired 250,000 common shares of JMG, representing approximately an 11% equity interest in the total voting share capital of JMG for cash consideration of $1,000,000.  The Company will be represented with two of the five seats on the JMG Board of Directors.

JMG has also committed to undertake a Initial Public Offering pursuant to a registration statement for Public Offering Units (“Units”) consisting of one common share and one common share purchase warrant exercisable at a price of $5.00 per share and expiring one year after the issuance date.  Each Unit will be priced at no less than $5.10, and 1,900,000 such Units will be offered initially to the Company.  On October 29, 2004, JMG filed a registration statement on Form SB-2 to register the units and the underlying common shares and common share purchase warrants.

The Company’s investment in JMG is accounted for using the equity method. At December 31, 2004, the Company owned 100% of the common shares of JMG and was required incorporate 100% of the equity loss of JMG for the period then ended.  JMG incurred a loss attributable to common shareholders for the period ended December 31, 2004 of $1,024,289.  The Company has reduced the carrying value of the investment to zero to reflect the loss.

6.

STOCK-BASED COMPENSATION

The fair value of common share options granted during year ended December 31, 2004 is estimated to be $1,048,973 ($0.15 per share) as at the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

Weighted average risk-free interest rate (%) 4.83

Expected life (years) 5.0

Expected volatility (%) 2.67

Expected dividend yield (%) Nil

Prior to April 6, 2004, the Company was private.  Accordingly the expected volatility of the Company’s stock for options granted during the period prior to April 6, 2004 has been set at a nominal amount of 1%.

The estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis. For year ended December 31, 2004, stock based compensation expense of $223,842 (December 31, 2003 – Nil) was included in the Consolidated Statement of Operations.

There were no stock options granted prior to January 1, 2004.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

7.

PROPERTY AND EQUIPMENT

December 31, 2004	Cost $	Accumulated depletion and depreciation $	Net book value $
Petroleum and natural gas properties	10,172,328	4,911,366	5,260,962
Other assets	180,811	37,379	143,432
	10,353,139	4,948,745	5,404,394

During 2004, approximately $969,500 of general and administrative costs were capitalized to petroleum and natural gas properties.  At December 31, 2004, the Company incurred a ceiling test write-down of oil and natural gas properties in the amount of $4,178,000 (December 31, 2003 – Nil) that is included in depletion, depreciation and accretion in the Consolidated Statement of Operations.

At December 31, 2004, a total of $322,000 (December 31, 2003 – Nil) was excluded from the calculation of depletion and depreciation expense.

8.

SHARE CAPITAL

a)

Authorized

The Company has authorized an unlimited number of common voting shares and an unlimited number of preferred shares, issuable in series.  The Company has authorized the first series of preferred shares as Series A Preferred Shares which is comprised of 8,000,000 voting, convertible preferred shares which carry no dividends and which could be converted into an equal number of common shares during the ten-day period commencing on the date of the Company’s registration statement. Subsequent to the Company’s initial public offering, all the Series A Preferred Shares were converted into common shares of the Company.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

b)

Issued and outstanding

	Number of shares	$
Common Shares
Share capital as at September 3, 2003 (inception) and December 31, 2003	-	-
Preferred shares converted to common shares (i)	7,600,000	20,900,198
Shares issued for cash pursuant to initial public offering (i)	1,900,000	10,389,590
Share issue costs	-	(1,579,215)
Balance as at December 31, 2004	9,500,000	29,710,573
Series A Convertible Preferred Shares
Balance as at September 3, 2003	-	-
Issued for cash pursuant to a private placement	7,600,000	20,900,198
Share issue costs	-	(23,729)
Balance as at December 31, 2003	7,600,000	20,876,469
Share issue costs	-	(3,720)
Preferred shares converted to common shares (i)	(7,600,000)	(20,872,749)
Balance as at December 31, 2004	-	-

i)

Initial Public Offering

On April 5, 2004, the Company’s initial public offering registration statement for 1,675,000 shares of common stock and an underwriter’s over-allotment option of 225,000 shares of common stock, at a price of $5.50 per share, was declared effective.  Upon the closing of the initial public offering on April 12, 2004, the Company issued 1,900,000 shares of common stock at a price of $5.50 and 167,500 warrants for gross proceeds of $10,450,000. The warrants are exercisable into an equal number of common shares for a four-year period commencing on April 12, 2005 at an exercise price of $6.60 per common share. The warrants are restricted from sale, transfer or assignment of hypothecation until April 12, 2005. The Company has assigned a fair value of the warrants of $60,410 based on a Black-Scholes option model.

As part of the registration statement holders of 7,600,000 Series A Convertible Preferred Shares elected to convert their shares into 7,600,000 shares of common stock.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

c)

Stock options

	Number of options	Weighted average exercise price $
Outstanding as at September 3, 2003 (inception) and December 31, 2003	-	-
Granted	807,500	6.84
Cancelled	(48,333)	5.50
Options outstanding as at December 31, 2004	759,167	6.92
Exercisable at December 31, 2004	-	-

	Options outstanding			Options exercisable
Range of exercise prices	Outstanding options	Weighted average exercise price $	Weighted average remaining contractual life (years)	Options exercisable	Weighted average exercise price $
$5.50	604,167	5.50	4.1	-	-
$11.40 - $12.59	155,000	12.47	4.8	-	-
	759,167	6.92	4.2	-	-

The 759,167 stock options outstanding at December 31, 2004 vest over a three-year period and expire at various dates in 2009. The Company has a total of 950,000 stock options reserved for issuance under the Stock Option Plan.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

7.

INCOME TAXES

The Company provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. The Company follows the accounting procedures established by SFAS No. 109, “Accounting for Income Taxes.” The Company did not pay any Federal or Provincial income taxes in the period ended December 31, 2004.

The provision for income taxes recorded in the financial statements differs from the amount, which would be obtained by applying the statutory income tax rate to the loss before tax as follows:

	2004	2003
	$	$
Loss for the period	(8,546,930)	(359,604)
Statutory Canadian corporate tax rate	38.87%	40.62%
Anticipated tax recovery	(3,322,192)	(146,071)
Resource allowance	(112,804)	-
Non-deductible crown royalties	74,480	-
Stock-based compensation	92,515	-
Lower effective future tax rate	-	21,576
Anticipated tax recovery	(3,268,001)	(124,495)
Deferred tax asset valuation allowance	3,268,001	124,495
Income tax benefit	-	-

The components of the Company’s deferred income tax assets and liabilities are as follows:

	2004	2003
	$	$
Deferred tax assets (liabilities)
Non-capital loss carry-forwards	958,860	20,250
Income tax pools	681,309	-
Unrealized foreign exchange loss	-	125,821
Share issue costs	-	9,630
Other	2,172	-
Total future tax assets	1,642,341	155,701,
Valuation allowance	(1,642,341)	(155,701)
Net future tax assets	-	-

The Company provides a valuation allowance for the amount of deferred tax assets except where it is more likely than not that the asset will be realized.

The Company has non-capital losses for income tax purposes of approximately $2,852,000 which are available for application against future taxable income and which expire in the year 2011.  The potential benefits resulting from these non-capital losses have not been recorded in the financial statements.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

The Company currently has no foreign operations.  All income tax information is related to the Company’s Canadian operations.

8.

RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the Company entered into the following transactions with JMG, a private corporation in which the Company owns all of the common shares representing approximately 11% of the voting shares:

(i)

JED charged JMG for certain general and administrative services and oil and gas equipment in the amount of $325,811 of which $315,811 is included in due from related party at December 31, 2004 (December 31, 203 – nil).  These services were provided at standard industry rates for similar services.

(ii)

in consideration for the assignment of JED’s interests in certain oil and gas properties, JMG reimbursed the Company for drilling and other costs related to those properties in the amount of $1,422,655. As of December 31, 2004, a total of $1,483,699 has been expensed on those properties. The amount receivable as reimbursement for these additional costs, in the amount of $61,044, is included in due from related party as at December 31, 2004. The services were provided by third party, arms length entities and the Company was only acting as project manager for the oil and gas properties.

At December 31, 2004, due from related party includes $5,931 due from a company that is controlled by an officer and director of the Company.

7.

ASSET RETIREMENT OBLIGATIONS

The Company follows SFAS No 143. “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with a corresponding increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate.  The Company’s asset retirement obligations primarily relate to the plugging and abandonment of wells and facilities on petroleum and natural gas properties.

As at December 31, 2004, the estimated present value of the Company’s asset retirement obligation was $255,164 based on an estimated fair value of $530,871, determined using a credit adjusted risk free interest rate of 8.0%, and inflation rate of 2%.  These obligations will be settled at the end of the useful lives of the underlying assets, which currently extend up to 15 years into the future.

The following table describes the changes to the Company’s asset retirement obligations liability:

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

$
Asset retirement obligation at December 31, 2003	-
Liabilities incurred	246,682
Liabilities settled	-
Accretion expense	8,482
Asset retirement obligation at December 31, 2004	255,164

8.

FINANCIAL INSTRUMENTS

(a)

Fair value of financial assets and liabilities

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, due from related parties, loan receivable and accounts payable. Unless otherwise noted, as at December 31, 2004 and 2003 there were no significant differences between the carrying amounts of these financial instruments and their estimated fair value.

(a)

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivable and loan receivable.  At December 31, 2004, the Company had all of its cash and cash equivalents with one banking institution.  The Company mitigates the concentration risk associated with cash deposits by only depositing material amounts of funds with major banking institutions.  Concentrations of credit risk with respect to accounts receivable are the result of joint venture operations with industry partners and are subject to normal industry credit risks.  The Company routinely assesses the credit of joint venture partners to minimize the risk of non-payment.

The Company has loaned Enterra Energy Corp. $1,992,032 and conducts a significant amount operations jointly with Enterra.  The Company believes that Enterra is a strong business entity and there is no concentration of credit risk and the risk of non-payment is minimal.

(c)

Interest rate risk

Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates.  At December 31, 2004 and 2003, the Company had no outstanding indebtedness.

(d)

Foreign currency risk

Foreign currency risk is the risk that a variation in exchange rates between the Canadian dollar and foreign currencies will affect the Company’s operating and financial results. The Company is exposed to foreign currency risk as the Company holds cash and cash equivalents on hand that are denominated in United States currency.

JED Oil Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In United States Dollars)

December 31, 2004

No forward foreign currency exchange contracts were in place at December 31, 2004.

7.

LOSS PER SHARE

For the year ended December 31, 2004, the weighted average number of common shares outstanding was 7,066,292. All of the Company’s outstanding stock options and warrants currently have an anitdilutive effect on per common share amounts.  These stock options and warrants could be dilutive in future periods.